Exhibit 99.1
Neonode Reports Quarter Ended September 30, 2012 Financial Results
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18 design wins during the quarter
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SANTA CLARA – November 14, 2012 – Neonode Inc. (NASDAQ: NEON), the MultiSensing touch technology company, today reported financial results for its third quarter and nine months ended September 30, 2012.

Third Quarter Highlights:

●	18 design wins during the quarter, bringing the year to date total to 58, of which 49 were for non e-readers
●	Signed 2 new licensing agreements during the quarter for a total of 9 in the first nine months of 2012
●	Launched the Smartphone I platform
●	Launched a User Interface and Industrial Design licensing business that has initial design wins
●	Opened a new office in Tokyo, Japan to accommodate growing new market design activity in the region
●	Increased Intellectual Property activities to support new user interface licensing business

 “I am extremely pleased with our success in penetrating four new high volume market segments. We currently have 13 design wins with some of the largest office equipment OEMs and 12 design wins for automotive infotainment systems, across a majority of the global automotive OEMs. We have 4 design wins in the mobile phone space, and are gaining significant attention in low-cost high-volume feature phone segments. I am also very excited to see that we are becoming the market’s premier touch solution provider for toys and gaming devices for kids. We have 5 design wins, including the MEEP tablet made by Oregon Scientific released to the market in August” stated Neonode CEO Thomas Eriksson.

“Although we have faced some near-term challenges, and the e-reader market has not been as significant as initially expected, we do expect most of our customers to launch other types of exciting products in 2013. We remain optimistic about the coming quarters and expect to achieve profitability and experience significant growth during 2013”, concluded Eriksson.

Financial Results for the Third Quarter of 2012

For the third quarter ended September 30, 2012, net revenues increased 30% to $1.7 million, compared to $1.3 million for the same period in 2011 as a result of license fees related to customer product shipments plus an increase in our engineering fees. Cost of revenues for the third quarter of 2012 increased slightly to $337,000, compared to $333,000 for the third quarter of 2011. Product R&D for the third quarter of 2012 increased 277% to $1.5 million, compared to $385,000 in the third quarter of 2011 due to an increase in headcount in our engineering groups. Sales and marketing expenses for the third quarter of 2012 increased 124% to $920,000, compared to $411,000 in the third quarter of 2011 due to an increase in our sales staffing levels and marketing activities. General and administrative (G&A) expenses for the second quarter of 2012 increased 110% to $1.1 million from $518,000 in the third quarter of 2011 due primarily to staffing increases, legal expenses related to patent filings, corporate and SEC compliance and customer contracts. Total operating expense for the third quarter of 2012 includes $607,000 non-cash stock option and warrant expense compared to $42,000 for the same quarter in 2011.

Adjusted EBITDA, as defined, was a loss of $1.5 million for the quarter ended September 30, 2012, compared to a loss of $311,000 for the same period in 2011.

Net loss for the third quarter was $2.1 million, or $0.06 loss per share, compared with net loss of $1.9 million, or $0.07 loss per share, for the comparable quarter last year.

Financial Results for the Nine Months ended September 30, 2012

For the nine months ended September 30, 2012, net revenues increased 128% to $4.8 million, compared to $2.1 million for the same period in 2011 as a result of license fees related to customer product shipments plus an increase in our engineering fees. Cost of revenues for the nine months ended September 30, 2012 increased 49% to $1.1 million, compared to $726,000 for the same period of 2011 due to an increase in engineering development activities related to new customer products. Product R&D for the nine months ended September 30, 2012 increased 247% to $3.6 million, compared to $1.0 million in the same period of 2011 due to an increase in headcount in our engineering groups. Sales and marketing expenses for the nine months ended September 30, 2012 increased 205% to $3.4 million, compared to $1.1 million in the same period of 2011 due to an increase in our sales staffing levels and marketing activities. General and administrative (G&A) expenses for the nine months ended September 30, 2012 increased 64% to $3.8 million from $2.3 million in the same period of 2011 due primarily to salary expense, legal expenses related to patent filings, corporate and SEC compliance and customer contracts. Total operating expense for the nine months ended September 30, 2012 includes $3.0 million of non-cash stock option and warrant expense compared to $517,000 for the same period in 2011.

Adjusted EBITDA, as defined, was a loss of $4.1 million for the nine months ended September 30, 2012, compared to a loss of $2.6 million for the same period in 2011.

Net loss for the nine months ended September 30, 2012 was $7.2 million, or $0.22 loss per share, compared with net loss of $14.4 million, or $0.55 loss per share, for the comparable nine month period last year.

Note Regarding the Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Neonode believes this information is useful to investors because it provides a basis for measuring Neonode's available capital resources, the operating performance of Neonode's business and Neonode's cash flow, excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation and other expense, net that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). Neonode's management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Neonode's operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Neonode may not be comparable to similarly titled amounts reported by other companies.

Conference Call Information
The Company will host a conference call on Wednesday, November 14th at 10:00 a.m. Eastern Time featuring remarks by Thomas Eriksson, CEO of Neonode, and David Brunton, CFO of Neonode.  Please use the following link to register for the call: https://us.reg.meeting-stream.com/neonode_111412/.

The dial-in number for the conference call is (877) 539-0733 (U.S. domestic) or (678) 607-2005 (international).  All dial-in participants must use the following code to access the call: 41263502. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the live event, a link will be available on http://www.neonode.com/investor-relations for 30 days following the call. To access the replay of the call, use the following code: 41263502. Also, a replay of the call will be available through December 14, 2012 at (855) 859-2056 (U.S. domestic) or (404) 537-3406 (international).

About Neonode
Neonode Inc. (NASDAQ:NEON) develops and licenses the next generation of MultiSensing™ touch technologies, enabling companies to differentiate themselves by making high performing touch solutions at a competitive cost. Neonode is at the forefront of providing unparalleled user experiences that offer significant advantages for OEM's. This includes state-of-the-art technology features such as low latency pen or brush sensing, remarkably high speed scanning, proximity-, pressure-, and depth sensing capabilities and object-size measuring.

Neonode’s patented MultiSensing™ technology is developed for a wide range of devices like mobile phones, tablets and e-readers, toys and gaming consoles, printers and office equipment, automotive or inflight infotainment systems. NEONODE, the NEONODE Logo and zFORCE are trademarks of Neonode Inc. registered in the United States and other countries.  MULTISENSING is a trademark of Neonode Inc.  For more information please visit www.neonode.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode's actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under "Risk Factors" and elsewhere in Neonode's public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today's date, and Neonode undertakes no duty to update or revise them.

© 2012 Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:
Investor Relations:
Daniel Gelbtuch
P:  +1 917.509.9582
Email: daniel.gelbtuch@neonode.com

Media Contact:
Annica Englund
P : +1 408.496.6722 #122
Email: annica.englund@neonode.com

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Current assets:
Cash	$11,246	$12,940
Accounts receivable	1,526	3,345
Prepaid expenses and other current assets	382	234
Total current assets	13,154	16,519
Property and equipment, net	340	108
Total assets	$13,494	$16,627
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$498	$447
Accrued expenses	737	601
Deferred revenue	2,594	1,906
Total current liabilities	3,829	2,954
Total liabilities	3,829	2,954
Commitments and contingencies

Stockholders' equity:
Series A Preferred stock, 444,541 shares authorized with par value $0.001 per share; 83 shares issued and outstanding at September 30, 2012 and
December 31, 2011. (In the event of dissolution,
each share of Series A Preferred stock has a liquidation preference equal to
par value of $0.001 over the shares of common stock)	-	-
Series B Preferred stock, 54,425 shares authorized with par
value $0.001 per share; 95 and 114 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation
preference equal to par value of $0.001 over the shares of common stock)	-	-
Common stock, 70,000,000 shares authorized with par value $0.001 per share;
33,125,319 and 32,778,993 shares issued and outstanding at
September 30, 2012 and December 31, 2011, respectively	33	33
Additional paid-in capital	146,067	142,955
Accumulated other comprehensive income	52	13
Accumulated deficit	(136,487)	(129,328)
Total stockholders' equity	9,665	13,673
Total liabilities and stockholders' equity	$13,494	$16,627

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net revenues	$1,679	$1,287	$4,817	$2,109
Cost of revenues	337	333	1,080	726
Gross margin	1,342	954	3,737	1,383

Operating expenses:
Product research and development	1,451	385	3,616	1,043
Sales and marketing	920	411	3,437	1,126
General and administrative	1,086	518	3,772	2,303
Total operating expenses	3,457	1,314	10,825	4,472
Operating loss	(2,115)	(360)	(7,088)	(3,089)
Other expense, net:
Interest expense	--	(76)	--	(211)
Non-cash items related to debt discounts and
deferred financing fees and the valuation of
conversion features and warrants	--	(1,475)	--	(11,043)
Total other expense, net	--	(1,551)	--	(11,254)
Loss before provision for income taxes	(2,115)	(1,911)	(7,088)	(14,343)
Provision for income taxes	29	19	71	30
Net loss	$(2,144)	$(1,930)	$(7,159)	$(14,373)
Loss per common share:
Basic and diluted loss per share	$(0.06)	$(0.07)	$(0.22)	$(0.55)
Basic and diluted – weighted average shares used in per share computations	33,021	27,934	32,934	26,050

NEONODE INC
Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA
(In thousands)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP net loss	$(2,144)	$(1,930)	$(7,159)	$(14,373)
Interest expense	-	76	-	211
Provision for income taxes	29	19	71	30
Depreciation and amortization	28	7	68	17
EBITDA	(2,087)	(1,828)	(7,020)	(14,115)

Stock-based compensation	607	42	2,957	517
Other expense, net	-	1,475	-	11,043

Adjusted EBITDA	$(1,480)	$(311)	$(4,063)	$(2,555)

The table above reconciles net loss to EBITDA and Adjusted EBITDA. EBITDA is defined as net loss before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense and net other expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that it is useful to Neonode Inc. and to an investor in evaluating the Company because it is a widely used measure to evaluate a company's operating performance.